Exhibit 3.1

Amendment No. 11

to

Amended and Restated Agreement of Limited Partnership

of Williams Partners L.P.

This Amendment No. 11, dated February 28, 2014, (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership, dated as of August 23, 2005, as amended (the “Partnership Agreement”), of Williams Partners L.P., a Delaware limited partnership (the “Partnership”), is entered into and effectuated by Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Article XIII of the Partnership Agreement. Unless otherwise indicated, capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

WHEREAS, Section 5.6(a) of the Partnership Agreement provides that the Partnership, without the approval of any Limited Partner, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as determined by the General Partner; and

WHEREAS, Section 5.6(b) of the Partnership Agreement provides that each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) of the Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties as shall be fixed by the General Partner;

WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;

WHEREAS, the Partnership and Williams and certain of their respective affiliates entered into that certain Contribution Agreement (the “WECU Contribution Agreement”) dated February 24, 2014, pursuant to which Williams’ wholly-owned subsidiary, Williams Gas Pipeline Company, LLC (the “Unit Purchaser”) will contribute all ownership interests in Williams Partners Coöperatief U.A., a Dutch cooperative, the sole direct parent of Williams Energy Canada ULC, an Alberta Canada unlimited liability corporation, in exchange for consideration that includes the issuance of a new class of Partnership Securities to be designated as “Class D Units,” with such terms as are set forth in this Amendment;

WHEREAS, pursuant to that certain Class D Unit put option set forth in Section 5.6 of the WECU Contribution Agreement (the “Class D Unit Put Option”), the Partnership may issue and sell additional Class D Units to the Unit Purchaser; and

WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment to provide for (i) the creation of a new class of Units to be designated as Class D Units and to fix the preferences and the relative participating, optional and other special rights, powers and duties pertaining to the Class D Units, including without limitation the conversion of the Class D Units into Common Units in accordance with the terms described herein and (ii) such other matters as are provided herein.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

A. Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to add or restate, as applicable, the following definitions:

“Adjusted Cash Consideration” shall have the meaning ascribed to such term in the WECU Contribution Agreement.

“Cash Consideration” shall have the meaning ascribed to such term in the WECU Contribution Agreement.

“Class D Conversion Date” has the meaning assigned to such term in Section 5.13(d)(i).

“Class D Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to a Class D Unit in this Agreement. A Class D Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Class D Unit Distribution” has the meaning assigned to such term in Section 5.13(f)(i).

“Class D Unit Put Option” means that certain Put Option set forth in Section 5.6 of the WECU Contribution Agreement.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit, Class B Unit or Class C Unit prior to its conversion into a Common Unit pursuant to the terms hereof. A Class D Unit will not constitute a Common Unit until the Class D Conversion Date.

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Class B Units, Class C Units, Class D Units, Subordinated Units and Incentive Distribution Rights.

“Suncor Adjustment Amount” shall have the meaning ascribed such term in the WECU Contribution Agreement.

“Suncor Adjustment Amount Difference” means the amount, if any, that the absolute value of the Suncor Adjustment Amount as finally determined, if it is a negative number, is greater than the Adjusted Cash Consideration as provided in Section 2.5(d)(ii) of the WECU Contribution Agreement.

“Suncor Adjustment Annual Reduction Amount” means an amount equal to the product obtained by multiplying the Suncor Adjustment Amount Difference by 1.022.

“Suncor Adjustment Quarterly Reduction Amount” means an amount equal to the quotient obtained by dividing the Suncor Adjustment Annual Reduction Amount by four.

“Suncor Adjustment Reduction Extended Waiver Period” means the period of four consecutive Quarters commencing with the Suncor Adjustment Reduction Quarter.

“Suncor Adjustment Reduction Quarter” means the Quarter with respect to which the first Record Date occurs following the date on which the Suncor Adjustment Amount is finally determined.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units, Class C Units, Class D Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the national securities exchange on which the Common Units are listed or admitted to trading, calculated over the consecutive 30-trading day period ending on the close of trading on the trading day immediately prior to such date.

“WECU Contribution Agreement” means that Contribution Agreement, dated as of February 24, 2014 among the Partnership and Williams and certain of their affiliates.

“WECU Final Consideration Adjustment Amount” shall have the meaning ascribed to the term “Final Consideration Adjustment Amount” in the WECU Contribution Agreement.

“WECU Final Consideration Adjustment Amount Difference” means the amount, if any, that the absolute value of the WECU Final Consideration Adjustment Amount as finally determined, if it is a negative number, is greater than the Adjusted Cash Consideration as provided in Section 2.4(d)(ii) of the WECU Contribution Agreement.

“WECU Final Consideration Adjustment Annual Reduction Amount” means an amount equal to the product obtained by multiplying the WECU Final Consideration Adjustment Amount Difference by 1.022.

“WECU Final Consideration Adjustment Quarterly Reduction Amount” means an amount equal to the quotient obtained by dividing the WECU Final Consideration Adjustment Annual Reduction Amount by four.

“WECU Final Consideration Adjustment Reduction Extended Waiver Period” means the period of four consecutive Quarters commencing with the WECU Final Consideration Adjustment Reduction Quarter.

“WECU Final Consideration Adjustment Reduction Quarter” means the Quarter with respect to which the first Record Date occurs following the date on which the WECU Final Consideration Adjustment Amount is finally determined.

2. Section 4.8(c) is hereby amended to add the following sentence to the end of Section 4.8(c):

“The transfer of a Class D Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.11.”

3. Article V is hereby amended to add a new Section 5.13 as follows:

“Section 5.13 Establishment of Class D Units

(a) The General Partner hereby designates and creates a series of Units to be designated as “Class D Units,” having the terms and conditions set forth herein.

(b) The holders of the Class D Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII.

(c) Issuance of Class D Units. Class D Units shall initially be issued as contemplated by Article 2 of the WECU Contribution Agreement pursuant to the terms and conditions thereof. Additional Class D Units shall be issued either in accordance with the terms and conditions of the Class D Unit Put Option or pursuant to a Class D Unit Distribution.

(i) Upon the initial issuance of Class D Units as provided in Article 2 of the WECU Contribution Agreement, the General Partner’s capital account shall be adjusted and General Partner Units shall be issued to the General Partner pursuant to the terms and conditions thereof.

(ii) Upon the issuance of Class D Units pursuant to the Class D Unit Put Option, the General Partner’s capital account shall be adjusted and General Partner Units shall be issued to the General Partner pursuant to the terms and conditions of Section 5.6(a) of the WECU Contribution Agreement.

(iii) Upon the issuance of Class D Units pursuant to a Class D Unit Distribution, the General Partner may, in exchange for a proportionate number of General Partner Units to maintain its Percentage Interest as of such date, make an additional Capital Contribution in an amount equal to the product obtained by multiplying (x) the quotient obtained by dividing (1) the Percentage Interest of the General Partner immediately prior to such issuance, by (2) a percentage equal to 100%, less such Percentage Interest and (y) the amount contributed to the Partnership by the holders of Class D Units in exchange for such issuance of Class D Units. Class D Unit Distributions will be treated solely for purposes of this Section 5.13(c)(iii) as if the cash equivalent of such Class D Units had been distributed to the holder of the Class D Units and thereafter recontributed by such holder to the Partnership in exchange for such issuance of Class D Units.

(d) Conversion of Class D Units

(i) Effective on the business day after the record date for the distribution on Common Units for the fiscal quarter ending December 31, 2015, each Class D Unit shall become convertible at the election of the holder thereof or the Partnership into a Common Unit on a one-for-one basis by delivery of written notice to the Partnership or the holder thereof, as applicable, setting forth the number of Class D Units held by the holder, the number of Class D Units it is electing to convert, and other applicable information as may be reasonably requested by the Partnership or the holder thereof, as applicable (such date on which a holder or the Partnership elects to convert a Class D Unit, a “Class D Conversion Date”). If such Class D Units are Certificated, a Class D Unit Certificate shall be delivered by the holder to the Transfer Agent representing an amount of Class D Units at least equal to the amount such holder or the Partnership, as applicable, is electing to convert (or an instruction letter shall be delivered by the holder to the Transfer Agent if the Class D Units are in book-entry form), together with such additional information as may be requested by the Transfer Agent. Thereafter, the Partnership shall take commercially reasonable steps to complete the conversion in accordance with this Section 5.13(d). In the case of any Certificate representing Class D Units which are converted in part only, upon such conversion the Transfer Agent shall authenticate and deliver to the holder of Class D Units thereof, at the expense of the Partnership, a new Certificate representing the number of Class D Units not so converted.

(ii) Upon conversion, the rights of a holder of converted Class D Units as holder of Class D Units shall cease with respect to such converted Class D Units, including any rights under this Agreement with respect to holders of Class D Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement with respect to the Common Units received in such conversion. Each Class D Unit shall, upon its Class D Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Common Unit into which such Class D Unit converted.

(iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class D Units. However, the holder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing Common Units (or notation of book entry) being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the Common Units are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.

(iv) (A) The Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all Outstanding Class D Units into Common Units to the extent provided in, and in accordance with, this Section 5.13(d).

(B) All Common Units delivered upon conversion of the Class D Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim.

(C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class D Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class D Units to the extent permitted or required by the rules of such exchange or market.

(D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class D Units any rights as a creditor in respect of its right to conversion.

(e) Allocations. Except as otherwise provided in this Agreement, during the period commencing upon issuance of the Class D Units and ending on the Class D Conversion Date, all items of Partnership income, gain, loss, deduction and credit, including Unrealized Gain or Unrealized Loss to be allocated to the Partners pursuant to Section 6.1(c), shall be allocated to the Class D Units to the same extent as such items would be so allocated if such Class D Units were Common Units that were then Outstanding.

(f) Distributions.

(i) Prior to the Class D Conversion Date, the Class D Units shall not be entitled to receive distributions of Available Cash pursuant to Section 6.3(a). Class D Units shall receive distributions of paid-in-kind additional Class D Units (such distribution, a “Class D Unit Distribution”) for each distribution period that distributions are made with respect to Common Units, including distributions for Common Unit Arrearages.

(ii) The number of Class D Units to be issued with respect to each Class D Unit in connection with a Class D Unit Distribution shall be the quotient of (A) the amount of the distribution declared for a Common Unit for the applicable distribution period divided by (B) the VWAP Price calculated as of the date such quarterly distribution on all Units is declared; provided that instead of issuing any fractional Class D Units to a holder of Class D Units, the Partnership shall round the aggregate number of Class D Units issued to such holder down to the next lower whole Class D Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of Class D Units issued up to the next higher whole Class D Unit. Any Class D Units issued pursuant to this Section 5.13(f) shall have all rights of a Class D Unit, including rights to distributions in any period subsequent to such Class D Unit issuance.

(iii) Notwithstanding anything in this Section 5.13(f) to the contrary, with respect to Class D Units that are converted into Common Units, the holder thereof shall not be entitled to a Class D Unit Distribution and a Common Unit distribution with respect to the same distribution period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.

(iv) For each Class D Unit Distribution, the Partnership shall issue the Class D Units to such holder no later than the date the corresponding distributions are made on the Common Units for such distribution period. The Partnership shall issue to such holder of Class D Units by notation in book entry form in the books of the Transfer Agent, or at the election of such holder, a physical certificate.

(v) Subject to and without limiting the other provisions of this Section 5.13, and subject to Section 12.4(c), each Class D Unit shall have the right to share in distributions of cash, securities or other property and in the form of such cash, securities or other property (other than distributions pursuant to Section 6.3(a)) on a Pro Rata basis with the Common Units as if the Class D Units had converted to Common Units.

(g) Voting Rights. The Class D Units will have such voting rights pursuant to the Agreement as such Class D Units would have if they were Common Units that were then Outstanding and shall vote together with the Common Units as a single class, except that the Class D Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class D Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Class D Units shall be required to approve any matter for which the holders of the Class D Units are entitled to vote as a separate class.

(h) Merger and other Extraordinary Transactions. Subject to Section 12.4(c), if (1) there shall be (a) a statutory unit exchange, consolidation, merger or combination involving the Partnership, other than a merger in which the Partnership is the continuing partnership and which does not result in any change (other than as a result of a subdivision or combination pursuant Section 6.3(e)) in Outstanding Common Units; or (b) a sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Partnership, directly or indirectly, to another Person; and (2) pursuant to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, Outstanding Common Units are converted or exchanged into or for stock (other than Common Units), other securities, other property, assets or cash, then each Class D Unit (including the Class D Units issued as a distribution) shall, as a condition precedent to such statutory unit exchange, consolidation, merger, combination, sale or conveyance, be converted into a Common Unit on a one-for-one basis; provided, however, notwithstanding the foregoing, no Unitholder shall receive consideration which is greater in amount than the balance of such Unitholder’s Capital Account after taking into account all adjustments, including allocations of income, gain, loss and deduction through the date of such merger or other extraordinary transaction.”

4. Article V is hereby amended to add a new Section 5.14 as follows:

“Section 5.14 Transfers of Class D Units. The transfer of a Class D Unit shall be subject to Section 4.8, Section 6.1(d)(x)(B) and Section 6.11.”

5. Section 6.1(d) is hereby amended to amend and restate Section 6.1(d)(iii)(A) and to add new Sections 6.1(d)(iii)(C) and (D) as follows:

“(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 5.13 or Section 12.4) with respect to a Unit (other than a Class D Unit) exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.

(C) With respect to the first taxable period of the Partnership ending upon, or after, the date of issuance of the Class D Units, and each taxable period of the Partnership thereafter, items of gross income, gain, loss or deduction for such taxable period shall be allocated among the Partners in such a manner as to cause the Per Unit Capital Amount of each Partner with respect to its Class D Units outstanding as of the time of such event to equal, as closely as possible, the Per Unit Capital Amount for a then outstanding Common Unit.

(D) With respect to any taxable period of the Partnership ending upon, or after, a Class D Conversion Date, and after the application of Section 6.1(d)(iii)(A), (B) and (C), Net Income or Net Loss for such taxable period shall be allocated among the Partners in such a manner as to cause the Per Unit Capital Amount of each Partner with respect to a Common Unit converted from a Class D Unit that is outstanding as of the time of such event to equal, as closely as possible, the Per Unit Capital Amount for a then outstanding Common Unit.”

6. Section 6.1(d) is hereby amended to add the reference “(A)” following the heading “Economic Uniformity” appearing therein and to add a new Section 6.1(d)(x)(B) as follows:

“(B) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(B) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.”

7. Article VI is hereby amended to add a new Section 6.3(e) as follows:

“(e) For the avoidance of doubt, upon any pro rata distribution of Partnership Interests to all Record Holders of Common Units or any subdivision or combination (or reclassified into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Class D Units as follows: (a) if the Partnership issues Partnership Interests as a distribution on its Common Units or subdivides the

Common Units (or reclassifies them into a greater number of Common Units) then the Class D Units shall be subdivided into a number of Class D Units equal to the result of multiplying the number of Class D Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Interests constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such distribution or subdivision; and (b) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Class D Units shall be combined into a number of Class D Units equal to the result of multiplying the number of Class D Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units Outstanding immediately following such combination; and (B) the denominator of which shall be the number of Common Units Outstanding immediately prior to such combination.”

8. Article VI is hereby amended to add new Sections 6.4 (i) and (j) as follows:

“(i) Reduction in Certain Distributions with respect to the WECU Final Consideration Adjustment Amount Difference. Notwithstanding any other provision of this Agreement and without limiting the other reductions described in this Section 6.4, the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 shall be reduced by:

(i) an amount equal to the WECU Final Consideration Adjustment Amount Difference with respect to the WECU Final Consideration Adjustment Reduction Quarter; or

(ii) in lieu of the reduction described in clause (i) of this Section 6.4(i), (A) upon the election of the holder of Incentive Distribution Rights in its sole discretion pursuant to written notice delivered to the Partnership prior to the Record Date with respect to the WECU Final Consideration Adjustment Reduction Quarter or (B) if the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 with respect to the WECU Final Consideration Adjustment Reduction Quarter is less than the sum of (x) the WECU Final Consideration Adjustment Amount Difference and (y) the Suncor Adjustment Amount Difference, an amount equal to the WECU Final Consideration Adjustment Quarterly Reduction Amount with respect to each Quarter within the WECU Final Consideration Adjustment Reduction Extended Waiver Period.

(j) Reduction in Certain Distributions with respect to the Suncor Adjustment Amount Difference. Notwithstanding any other provision of this Agreement and without limiting the other reductions described in this Section 6.4, the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 shall be reduced by:

(i) an amount equal to the Suncor Adjustment Amount Difference with respect to the Suncor Adjustment Reduction Quarter; or

(ii) in lieu of the reduction described in clause (i) of this Section 6.4(j), (A) upon the election of the holder of Incentive Distribution Rights in its sole discretion pursuant to written notice delivered to the Partnership prior to the Record Date with respect to the Suncor Adjustment Reduction Quarter or (B) if the amount of Available Cash otherwise distributable to the holder of the Incentive Distribution Rights pursuant to Section 6.4 with respect to the Suncor Adjustment Reduction Quarter is less than the sum of (x) the WECU Final Consideration Adjustment Amount Difference and (y) the Suncor Adjustment Amount Difference, an amount equal to the Suncor Adjustment Quarterly Reduction Amount with respect to each Quarter within the Suncor Adjustment Reduction Extended Waiver Period.”

9. Article VI is hereby amended to add a new Section 6.11 as follows:

Section 6.11 Special Provisions Relating to the Holders of Class D Units.

(a) Except as otherwise provided in this Agreement, the holder of a Class D Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of any Class D Unit into Common Units pursuant to Section 5.13(d), the Unitholder holding a Class D Unit that is to be converted shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Class D shall remain subject to the provisions of Section 6.1(d)(iii)(C) and Section 6.11(c).

(b) Subject to the transfer restrictions in Section 4.8, a Unitholder holding a Class D Unit shall be required to provide notice to the General Partner of the transfer of the Class D Unit at any time during the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless the transfer is to an Affiliate of the holder.

(c) A Unitholder holding a Common Unit that has resulted from the conversion of a Class D Unit pursuant to Section 5.13(d) shall not be issued a Common Unit Certificate pursuant to Section 4.1, if the Common Units are evidenced by Certificates, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.11(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units including the application of Section 6.1(d)(iii)(C) and Section 6.1(d)(iii)(D); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

Williams Partners GP LLC

By:	/s/ Donald R. Chappel
Name:	Donald R. Chappel
Title:	Chief Financial Officer

SIGNATURE PAGE TO AMENDMENT NO. 11 TO AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

WILLIAMS PARTNERS, L.P.